Exhibit 10.1

AMENDMENT NUMBER ONE
TO LEASE BETWEEN
FOURTH AVENUE LLC
AND
NEUROMETRIX, INC.

THIS AMENDMENT made this February 22, 2008 (this “Amendment”) between Fourth Avenue LLC, a Massachusetts limited liability company having offices at One Gateway Center, Newton, Massachusetts (“Landlord”) and NeuroMetrix, Inc., a Massachusetts corporation, with offices located in Waltham, Massachusetts (“Tenant”).

WITNESSETH THAT,

WHEREAS, by Lease dated October 18, 2000, (as may be amended from time to time, the “Lease”), Landlord demised and leased to Tenant approximately 30,000 rentable square feet in Landlord’s single-story office building commonly referred to as 62 Fourth Avenue in Waltham, Massachusetts (the “Building”).

WHEREAS, the Landlord and Tenant desire to amend the Lease as follows.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Landlord and Tenant agree that the Lease shall be and hereby is amended in the following respects:

1.                               All capitalized terms not otherwise modified or defined herein shall have the same meanings as are ascribed to them in the Lease. All references in the Lease to the “Lease” or “this Lease” or “the Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this Amendment.

2.               The Term of the Lease is hereby extended for four (4) year and the definition of the defined term “Term Expiration Date:” in Article 1.0, “REFERENCE DATA” shall be amended to read as follows:

“March 31, 2013”

3.               With respect to the period of time beginning April 1, 2009 and ending March 31, 2013, the Annual Base Rent shall be in accordance with the following table:

Period:	Annual Base Rent:	Monthly Installment:
April 1, 2009 through March 31, 2010	$675,000.00	$56,250.00
April 1, 2010 through March 31, 2011	$705,000.00	$58,750.00
April 1, 2011 through March 31, 2012	$735,000.00	$61,250.00
April 1, 2012 through March 31, 2013	$765,000.00	$63,750.00

4.               As an inducement for Tenant to enter into this Amendment, Landlord agrees to reimburse Tenant for certain improvements and renovations completed in the Premises up to a maximum of $240,000.00 (“Tenant’s Allowance”).  The following shall apply with respect to such reimbursement.

(i) Tenant shall comply with all provisions of the Lease which relate to work by Tenant in the Premises, including, without limitation, the provisions of Article 8.0 of the Lease, “MAINTENANCE OF AND IMPROVEMENTS TO PREMISES”.

(ii) Tenant’s Allowance shall be used solely for improvements (“Approved Reimbursable Improvements”) approved in writing by Landlord pursuant to Section 8.2 (“Alterations and Improvements by Tenant”) and completed at a commercially reasonable cost prior to April 1, 2011 (“Latest Completion Date”).  In addition to any information required to be provided by Tenant pursuant to Article 8.0 or otherwise required under the Lease, Tenant shall, upon request of Landlord, provide Landlord with such reasonable information (for example, without intended limitation, quotations, estimates, proposals, unit costs, etc.) as Landlord may from time to time require with respect to the anticipated cost of any improvements for which Tenant seeks Landlord’s approval.  Landlord’s agreement in this Section to reimburse Tenant for Approved

Reimbursable Improvements shall not be deemed to obligate Landlord to consent to any particular improvement or renovation in the Premises except that, so long as all improvements and renovations are done using materials, means and methods commercially reasonable and appropriate for comparable office space in the Prospect Hill market area, Landlord shall not unreasonably withhold, condition or delay Landlord’s consent with respect to carpet replacement, wall painting, ceiling tile replacement, reception area renovations and modification of the layout of walls and doors in the currently existing “fulfillment” area including the addition of offices in this area along the windows at the back of the Building.

(iii) Provided Tenant, at the time Landlord is required pursuant to this Section to pay Tenant all or any portion of the Tenant’s Allowance, is not in default under the Lease and no condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease, Landlord shall disburse Tenant’s Allowance (or a portion thereof as applicable) to Tenant to the extent (X) any Approved Reimbursable Improvements have been completed prior to the Latest Completion Date and (Y), no later than four months after the Latest Completion Date, Tenant has provided Landlord with an application for payment including (a) copies of invoices for labor, materials or equipment charges incurred by Tenant in connection with such improvements, (b) copies of “as-built” plans of such improvements prepared and certified by Tenant’s architect (if and to the extent plans are typically prepared and used in the planning or contracting of work in the nature of such improvements) , (c) an affidavit from Tenant’s architect that such improvements have been completed in accordance with the plans approved by Landlord, (d) final lien waivers from all contractors, subcontractors, material suppliers and all others engaged in construction of such improvements and (e) a copy of a Certificate of Occupancy for the Premises issued by the City of Waltham upon completion and inspection of such improvements (except to the extent a Certificate of Occupancy is not required by the City of Waltham for any such improvements, in which case Tenant shall provide a letter signed by an officer of the entity constituting Tenant certifying the same and except in the event the City of Waltham indicates to Tenant that the Premises may be lawfully occupied, but has yet to perform the ministerial task of producing the Certificate of Occupancy, in which event commercially reasonable evidence satisfactory to Landlord acting reasonably that the City of Waltham has conducted all final inspections, has accepted such improvements and intends to issue a Certificate of Occupancy shall be sufficient in lieu of a Certificate of Occupancy; provided however that Tenant shall continue to use reasonable efforts to obtain an actual Certificate of Occupancy for the City of Waltham).  Provided the conditions set forth above in this Section 4 of this Amendment Number One to Lease have been satisfied, Landlord shall disburse Tenant’s Allowance (or a portion thereof as applicable) to Tenant within thirty days of the last to occur of Landlord’s receipt of Tenant’s application for payment, the completion of any applicable Approved Reimbursable Improvements and Landlord’s receipt of items (a) through (e) above in this subsection (iii).  In the event at the time Landlord is otherwise required pursuant to this Section to pay Tenant all or any portion of Tenant’s Allowance, Tenant is in default under the Lease or a condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease, Landlord shall not be required to disburse Tenant’s Allowance (or a portion thereof as applicable) to Tenant as otherwise required pursuant to this Section until thirty days after the last to occur of (A) the day Tenant is no longer in default under this lease and any condition known to Tenant or Landlord which with the passage of time or the giving of notice would constitute a default under the Lease ceases to exist, (B) any damages and costs sustained by Landlord as a result of any default by Tenant under this Lease have been reimbursed to Landlord as required under this Lease, applicable law and/or as awarded by a court of competent jurisdiction (as the case may be),  (B) Landlord’s receipt of Tenant’s application for payment, (C) the completion of any applicable Approved Reimbursable Improvements and (D) Landlord’s receipt of items (a) through (e) above in this subsection (iii).  Tenant shall not make application for payment more frequently than once in any period of 30 consecutive days.

(iv) Tenant shall not be entitled to any reimbursement, credit against Rent or any other credit to the extent the total amount of Tenant’s Allowance is not disbursed to Tenant (a) because of Tenant’s failure to comply with the terms and conditions above in this Section or (b) because the total cost of the Approved Reimbursable Improvements completed prior to the Latest Completion Date is less than the total amount of Tenant’s Allowance; provided however that if the total cost of the Approved Reimbursable Improvements completed prior to the Latest Completion Date is less than the total amount of Tenant’s Allowance, Tenant shall be entitled to a credit against Rent in an amount not to exceed the lesser of (A) $30,000 and (B) the amount by which the total cost of the Approved Reimbursable Improvements completed prior to the Latest Completion Date is less than the total amount of Tenant’s Allowance; and provided further that, in the event Tenant is entitled to such a credit against Rent, such credit shall be applied against Rent due for the last month of the Term.

(v) Provided (A) the Lease is in full force and effect and Tenant is not in default under the Lease beyond any applicable notice and cure period and no condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease and (B) the conditions for disbursement of Tenant’s Allowance as set forth above in this Section 4 of this Amendment Number One to Lease have been satisfied, including, without limitation, Landlord’s receipt of items (a) through (e) above in subsection (iii) this Section and Landlord has not notified Tenant of any deficiencies in such items, then, if and to the extent Landlord has not disbursed Tenant’s Allowance (or a portion thereof as applicable) to Tenant within the applicable time period above in this Section 4, then, notwithstanding anything contained in this Lease to the contrary, after 15 days notice to Landlord, Tenant may set off against any Rent then due the amount of Tenant’s Allowance due to Tenant pursuant to this Section 4 and not yet disbursed to Tenant.

5.               In Article 1.0 of the Lease, “REFERENCE DATA”, the definition of the defined term “Security Deposit:” shall be amended to read:

“ $400,000.00; provided, however, that, so long as (i) Tenant has not at any time been in default under the Lease beyond any applicable notice and cure period, (ii) Tenant is not at the time of any reduction of the amount of the Security Deposit pursuant to this provision in default under the Lease and no condition known to Tenant or Landlord then exists which with the passage of time or the giving of notice would constitute a default under the Lease and (iii) except in the case of a Permitted Transfer, the Lease has not been assigned and the Premises or any portion of the Premises has not been sublet, subject to the provisions contained in this definition of the defined term “Security Deposit” and all other applicable provisions of the Lease, after March 31, 2011, the Security Deposit shall be reduced by $175,000.00 to be a total of $225,000.00.  Without limiting Landlord’s rights available elsewhere under the Lease, at law or in equity, notwithstanding the immediately preceding sentence, in the event of any default of Tenant beyond any applicable notice and cure period, the Security Deposit shall be $400,000.00 from such occurrence through the balance of the Term and Tenant shall, immediately upon notice from Landlord, pay to Landlord such funds as are required to restore the Security Deposit to $400,000.00 or, if requested by Landlord, provide (in accordance with all lease terms relating to letters of credit) a letter of credit in the amount of $400,000.00.  The failure of Tenant to restore the Security Deposit or provide the letter of credit as required in immediately preceding sentence shall be deemed a default by Tenant in the payment of Rent.  If after March 31, 2011, the Security Deposit may be reduced in accordance with the provisions of this definition of the defined term “Security Deposit”, Tenant shall request reduction by notice to Landlord and, within 45 days of such notice, Landlord, at Landlord’s discretion, shall apply the amount by which the Security Deposit is to be reduced to Rent due under the Lease or refund such amount to Tenant or, if applicable, cooperate and coordinate with Tenant to amend or replace any existing letter of credit.”

Upon execution of this Amendment, Landlord and Tenant shall cooperate and coordinate with each other to amend or replace existing letter of credit # 568864-07 with Comerica Bank to reflect such lesser amount.

6.               Tenant and Landlord each represent and warrant to each other that, with respect to this Amendment, neither party has directly or indirectly dealt with any broker other than McPherson Corporation to which Landlord agrees to pay a fee of $120,000.00.  Tenant and Landlord each agree to save harmless and indemnify the other against any claims for a commission or other fee by any other broker, person or firm with whom the indemnifying party has dealt in connection with this Amendment.

7.               Except as herein amended, all terms, conditions, covenants, agreements and provisions of the Lease shall remain in full force and effect.

8.               This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals on the day and year first written above.

GATEWAY REALTY TRUST		NEUROMETRIX, INC.

BY: Commonwealth Development LLC, as Trustee and
not individually

By:	/s/ James A. Magliozzi, Manager	By	/s/ W. Bradford Smith
James A. Magliozzi, Manager		Name:	W. Bradford Smith
		Title:	Chief Financial Officer, duly authorized